Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER AND FULL YEAR ENDED DECEMBER 31, 2014

— Record quarterly production of 13,341 Boe per day —

— Initial rates on two new wells in the Delaware Basin averaged 1,286 Boe per day –

— Reduced fourth quarter LOE by sixteen percent —

— Strong 2015 and 2016 hedge positions —

Denver, Colorado – March 5, 2015 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operating results for the quarter and full year ended December 31, 2014.

Nicholas J. Sutton, Resolute’s Chief Executive Officer, said: “We are pleased to report that increases in production from all of our operating areas resulted in Company-record quarterly production of 13,341 equivalent barrels of oil (“Boe”) per day, and record annual production of 12,727 Boe per day, during the three and twelve months ended December 31, 2014, respectively. 2014 production was within one percent of the mid-point of our annual guidance as announced on March 10, 2014. During 2014 Aneth Field production increased two percent, Hilight Field production increased thirteen percent and Permian Basin production increased eighteen percent as compared with 2013.

“Concurrent with these production increases, we materially reduced lease operating costs to $21.30 per Boe during the fourth quarter of 2014, a reduction of $4.02 per Boe, or sixteen percent, from $25.32 incurred during the first nine months of 2014. During 2014, lease operating expense of $112 million (excluding non-cash stock compensation costs) was within our announced guidance, and 2014 general and administrative expense of $24 million (excluding non-cash stock compensation costs) was less than our announced guidance.

“Resolute has commodity hedges that will allow the Company additional financial flexibility during the current depressed hydrocarbon price environment. The Company’s hedging program covers approximately 74 percent of forecast 2015 oil production, or 6,600 barrels per day, at a weighted average floor price of $86.40 per barrel. Approximately 41 percent of anticipated 2015 gas production is covered by swaps with an average strike of $3.64 and a three-way collar with short put price of $3.75, a floor of $4.50 and a ceiling of $5.55 per million British thermal units (“MMBtu”). We also have hedged 6,500 barrels per day for 2016, at a weighted average price of $80.42 per barrel.

“Turning to capital spending and drilling results, in 2014 we recorded total net capital spending of $160 million, about four percent above the high end of our guidance range. This capital was allocated approximately 54 percent to the Permian Basin, where we focused on drilling and completing horizontal Wolfcamp wells in the Delaware Basin, twenty percent to Aneth Field, focused on CO2 acquisition and infrastructure projects, and eleven percent to our Powder River Basin assets, where we focused on drilling horizontal Turner wells. More detail on these projects can be found in the operations update section of this release.

“In January we completed two Delaware Basin horizontal wells in the Wolfcamp B zone with strong results. The Great Divide 1402BR, with a 5,200 foot lateral, established a peak 24 hour rate of 1,228 Boe. Our Harpoon 1401BH, with a 7,600 foot lateral, has recorded a 24 hour rate of 1,344 Boe, and we anticipate it will ultimately establish a higher 24 hour rate. The Queen City 0302BH, a Wolfcamp B well with a 7,570 foot lateral which was drilling over year-end, was completed in late February and after eight days of flow back is producing 788 Boe per day. Drilling time for each of these wells was ahead of our plan, and in aggregate these wells were drilled for less than our AFE. We believe that this demonstrates the continued improvement of our Permian Basin drilling and completions team, a critical component to success in this challenging environment.

“As we stated in our guidance release, we have adopted an operating and financial plan for 2015 that holds production essentially flat, while preserving capital and paying down debt. We expect to fund our 2015 capital expenditures exclusively from internally generated cash flow. Although our 2015 plan does not currently contemplate further drilling, we continue to evaluate opportunities in light of the commodity price environment and the evolving drilling, completion and operating cost structure. Our operating team is working diligently to further reduce lease operating expenses and capital costs, including aggressively negotiating vendor and contractor rates. In addition to the drilling efficiencies that we have achieved, we have seen reductions in service costs. We estimate that current AFE costs for a 7,500 foot Wolfcamp well would be approximately $9.0 to $9.5 million, compared to an AFE of $11.4 million last summer. Based on that current AFE, at current strip pricing, we believe that a 7,500 foot type-curve Wolfcamp well would generate rates of return in the mid to high twenty percent range.

“We are investigating alternative means to increase activity in our asset base including the potential to undertake joint ventures to drill wells on the Company’s acreage. And, as announced earlier, we continue to actively pursue divestitures of non-core assets to increase liquidity and strengthen the Company’s balance sheet.”

Operations Update

Permian Basin

During the fourth quarter of 2014, we spud 3 gross (1.9 net) horizontal wells in the Delaware Basin and we participated in drilling and completing 1 gross (0.1 net) non-operated well. We fraced two of the horizontal wells in January and one in February 2015. In the Midland Basin we participated in the drilling of several non-operated wells in the fourth quarter, including two vertical wells and one horizontal Wolfcamp A well, in our Big Spring area located in Howard County. The horizontal well was completed in November 2014. We also participated in a second horizontal well in Big Spring that was spud in late January 2015 and is awaiting completion.

The table below summarizes our key horizontal wells completed since our last operations update:

Basin/Wells	First production	24 hour IP rate Boe	Lateral length	Frac stages	Percent oil	Producing formation
Delaware Basin
Great Divide 1402BR	02/05/15	1,228	5,200	14	54	Wolfcamp B
Harpoon 1401 BH	02/05/15	1,344	7,600	21	76	Wolfcamp B
Queen City 0302 BH	02/26/15	Flowing back	7,570	21	N/A	Wolfcamp B
Midland Basin
McCrary 18-05H	12/06/14	1,101	6,801	30	92	Wolfcamp A
McCrary 18-06H	NA	NA	7,049	NA	NA	Wolfcamp A

Hilight Field – Powder River Basin

Fourth quarter activity focused on optimizing production from our three horizontal Turner wells, the Castle 3-21TH, the Grand 7-14TH and Castle 13-41TH, and enhancing production from our legacy Muddy formation vertical wells. As noted previously, we believe there are 42 additional horizontal Turner drilling locations in our Hilight Field acreage. We are currently evaluating market conditions and capital costs to optimize future drilling activities and we continue to build a permit inventory to pre-load the opportunity to quickly start a full time drilling program when appropriate. Throughout the Powder River Basin other operators have actively tested several other formations. Preliminary evaluation of sidewall cores and logs taken from our recently-drilled wells indicate opportunities in uphole zones leads us to believe that there are more than 30 potential Parkman horizontal locations on our acreage.

Basin/Wells	24 hour IP rate Boe	30 day rate Boe	Lateral length	Frac stages	Percent oil	Producing formation
Powder River Basin
Castle 3-21TH	1,134	885	4,685	17	86	Turner
Grand 07-14TH	574	425	4,700	18	85	Turner
Castle 13-41TH	387	304	4,566	19	84	Turner

Aneth Field

For the year, total Aneth Field net production averaged 6,287 Boe per day, two percent higher than 2013, notwithstanding limited capital investment. During the fourth quarter, the Aneth Unit portion of Aneth Field, achieved a high monthly gross oil production level of 5,702 Bbl per day, a level not seen for more than twenty years.

The Aneth team continued to improve efficiencies throughout Aneth Field and to optimize projects and facilities in order to operate under current economic conditions. Lease operating expense for 2014 was $27.08 per Boe and we estimate a decline in operating expense of approximately fifteen percent in 2015.

In Aneth Field we have a large number of projects that can meaningfully increase reserves and production, including further expansion of the CO2 flood, additional drilling and sidetracking activities, and the opportunity to evaluate the residual oil zones and shale zones that could have exploitation and exploration potential.

Fourth Quarter and Annual Comparative Results

During the quarter ended December 31, 2014, Resolute recorded a net loss of $17.1 million, or $(0.23) per share, on revenue of $65.9 million during the three months ended December 31, 2014. The 2014 net loss included an impairment charge of $120.0 million, offset by mark-to-market derivative gains of $108.7 million. This compares to a net loss of $117.1 million, or $(1.60) per share, on revenue of $92.7 million during the three months ended December 31, 2013. The 2013 net loss included an impairment charge of $188.0 million, offset by mark-to-market derivative gains of $1.4 million. The 2014 and 2013 impairments of proved oil and gas properties were incurred pursuant to the full-cost ceiling test. The 2014 impairment resulted primarily from the decline in the trailing twelve-month unweighted arithmetic average of the first day of the month oil price during the fourth quarter of 2014. The 2013 impairment resulted primarily from the removal of certain Proved Undeveloped reserves due to the application of the SEC five-year rule for development of proved undeveloped properties.

During 2014 Resolute recorded a net loss of $21.9 million or $(0.30) per share, on revenue of $329.4 million, which included mark-to-market derivative gains of $123.1 million. This compares to a net loss of $113.8 million, or $(1.67) per share for the 2013 period, on revenue of $349.8 million, which included mark-to-market derivative gains of $20.5 million.

Fourth Quarter and Annual 2014 Results Compared to Fourth Quarter

and Annual 2013 Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	($ thousands, except per-Boe amounts)
Production (MBoe):
Aneth	588	581	2,295	2,246
Permian	464	423	1,699	1,442
Wyoming	175	161	646	571

Total production (current operations)	1,227	1,165	4,640	4,259
North Dakota[1]	—	4	5	208

Total production	1,227	1,169	4,645	4,467

Daily rate (Boe)	13,341	12,709	12,727	12,239
Revenue per Boe (excluding commodity derivative settlements)	$53.72	$79.27	$70.90	$78.30
Revenue per Boe (including commodity derivative settlements)	$63.56	$79.11	$69.83	$70.28
Revenue	$65,933	$92,681	$329,371	$349,779
Commodity derivative settlements	12,074	(187)	(4,987)	(35,813)

Revenue, net of derivative settlements	78,007	92,494	324,384	313,966

Operating expenses:
Lease operating expense	26,148	27,328	112,683	103,276
Production and ad valorem taxes	6,512	9,931	37,216	40,402
Depletion, depreciation, amortization and asset retirement obligation accretion	35,642	35,992	132,154	116,344
Impairment of proved oil and gas properties	120,000	188,000	120,000	188,000
General and administrative expense	11,029	9,067	39,992	35,625
Net loss	$(17,148)	$(117,106)	$(21,850)	(113,806)
Adjusted EBITDA	$38,820	$50,588	$150,855	$149,609

[1]	North Dakota properties were disposed of in July 2013 and March 2014.

Adjusted EBITDA (a non-GAAP measure): During the fourth quarter of 2014 Resolute generated $38.8 million of Adjusted EBITDA, or $31.63 per Boe, a 23 percent decrease from the prior year period during which Resolute generated $50.6 million of Adjusted EBITDA, or $43.27 per Boe. The decrease in Adjusted EBITDA resulted primarily from decreased commodity pricing ($53.72 per Boe in 2014 compared to $79.27 per Boe in 2013) offset by increased commodity derivative settlement gains and increased production.

During 2014 Resolute generated $150.9 million of Adjusted EBITDA, or $32.47 per Boe, which remained relatively unchanged from the prior year period. During the comparable prior year period, Resolute generated $149.6 million of Adjusted EBITDA, or $33.49 per Boe.

Production: Production for the quarter ended December 31, 2014, increased five percent to 1,227 MBoe as compared to 1,169 MBoe during the fourth quarter of 2013, and increased five percent from the third quarter of 2014. Production for 2014 was 4,645 MBoe as compared to 4,467 MBoe for 2013, an increase of four percent or 178 MBoe.

On July 15, 2013, the Company closed on the disposition of its New Home Properties, and its remaining North Dakota properties were sold in March 2014. Pro forma for the sale of the North Dakota properties, production for the quarter ended December 31, 2014, increased five percent, to 1,227 MBoe, as compared to 1,165 MBoe during the prior year comparable period. Pro forma production for 2014, increased to 4,640 MBoe, or nine percent, from the 4,259 MBoe produced during 2013.

Fourth quarter 2014 production from the Company’s Aneth Field properties increased one percent to 588 MBoe as compared to the 581 MBoe produced in the fourth quarter of 2013 and increased one percent from the 583 MBoe produced during the third quarter of 2014. During 2014 production increased two percent to 2,295 MBoe as compared to 2,246 MBoe for 2013. These increases from the comparable prior year periods were attributable to increased response from tertiary recovery techniques.

Production from the Company’s Permian Basin properties increased ten percent to 464 MBoe as compared to the 423 MBoe produced in the fourth quarter of 2013, and increased nine percent from the 427 MBoe produced during the third quarter of 2014. Fourth quarter production increased due to the drilling and completion of two horizontal wells and one vertical well. During 2014 production increased eighteen percent to 1,699 MBoe from the 1,442 MBoe produced during 2013. The increase from the comparable prior year period was attributable to the Company’s drilling activity in the area.

Wyoming production during the fourth quarter increased nine percent to 175 MBoe from the 161 MBoe produced in the fourth quarter of 2013, and increased fourteen percent from the 154 MBoe produced during third quarter of 2014. During 2014 production increased thirteen percent to 646 MBoe from the 571 MBoe produced during 2013. The increase in production from the comparable prior year period is the result of successfully completing three horizontal wells in the Turner formation in the fourth quarter of 2013 and the third quarter of 2014.

Revenue: During the fourth quarter of 2014 Resolute realized a sixteen percent decrease in adjusted revenue (revenue net of commodity derivative settlement losses) as compared to the prior year quarter due to decreased commodity prices offset by increased derivative settlement gains and increased production. Total adjusted revenue for the quarter was $78.0 million, including the effect of commodity derivative settlement gains of $12.1 million. During the fourth quarter of 2013 Resolute had total adjusted revenue of $92.5 million, including commodity derivative settlement losses of $0.2 million.

During 2014 Resolute realized a three percent increase in adjusted revenue as compared to 2013, due to increased commodity derivative settlement gains and increased production offset by decreased commodity pricing. Total adjusted revenue for 2014 was $324.4 million, including realized commodity derivative settlement losses of $5.0 million. For 2013, Resolute had total adjusted revenue of $314.0 million, including commodity derivative settlement losses of $35.8 million.

Operating Expenses: For the fourth quarter of 2014, total lease operating expenses (“LOE”) decreased four percent to $26.1 million, or $21.30 per Boe, as compared to fourth quarter 2013 LOE of $27.3 million, or $23.37 per Boe. The decrease was mainly attributable to operational efficiencies and targeted cost reductions. Sequentially, LOE decreased eight percent from $28.5 million, or $24.48 per Boe. Total production taxes decreased by $3.4 million, or 34 percent, to $6.5 million (ten percent of revenue) from $9.9 million in 2013 (eleven percent of revenue). Production taxes also decreased on a Boe basis to $5.31 per Boe in 2014 from $8.49 per Boe in 2013 due to revisions in estimated ad valorem taxes and comparatively greater revenues generated in areas with lower tax rates.

For 2014 total lease operating expenses increased nine percent to $112.7 million, or $24.26 per Boe, from 2013 lease operating expenses of $103.3 million, or $23.12 per Boe. Total production taxes decreased by $3.2 million, or eight percent, to $37.2 million (eleven percent of revenue) in 2014 as compared to $40.4 million (twelve percent of revenue) in 2013, and decreased on a Boe basis to $8.01 per Boe in 2014 from $9.04 per Boe in 2013 due to lower realized commodity prices.

For the fourth quarter of 2014 depletion, depreciation, amortization and accretion expenses decreased one percent to $35.6 million, or $29.04 per Boe, as compared to $36.0 million, or $30.78 per Boe during the fourth quarter of 2013. For 2014 depletion, depreciation, amortization and accretion expenses increased fourteen percent to $132.2 million, or $28.45 per Boe, as compared to $116.3 million, or $26.04 per Boe during 2013.

Pursuant to full cost accounting rules, we perform a ceiling test each quarter on our proved oil and gas assets. We recorded a $120 million and $188 million non-cash impairment of the carrying value of our proved oil and gas properties at December 31, 2014 and 2013, respectively. The 2014 impairment resulted primarily from lower oil prices realized during the fourth quarter of 2014, while the 2013 impairment resulting primarily from the SEC “five year rule.”

General and Administrative Expense: Resolute incurred cash-based general and administrative expense for the quarter of $6.8 million or $5.50 per Boe in 2014, compared to $4.9 million, or $4.16 per Boe in the comparable 2013 period. Share-based compensation expense, a non-cash item, represented $4.2 million for the fourth quarters of 2014 and 2013. Including non-cash expenses, Resolute incurred general and administrative expense for the fourth quarter of 2014 of $11.0 million, or $8.99 per Boe, as compared to general and administrative expense of $9.1 million, or $7.75 per Boe, during the comparable period in 2013 and $8.44 per Boe in the preceding quarter. The increase is mostly attributable to increased personnel expense as a result of the Company meeting or exceeding its guidance metrics during 2014.

Cash-based general and administrative expense for 2014 was $24.5 million or $5.27 per Boe, compared to $21.7 million, or $4.85 per Boe in the comparable 2013 period. Stock-based compensation expense represented $15.5 million for 2014 and $14.0 million for 2013. Including non-cash expenses, general and administrative expense for 2014 was $40.0 million, or $8.61 per Boe, as compared to general and administrative expense of $35.6 million, or $7.97 per Boe, during 2013 due to increased personnel expense as noted above.

Capital Expenditures: During 2014 Resolute incurred oil and gas related capital expenditures of approximately $30.2 million in the fourth quarter and $159.8 million for the full year, net of divestitures of $3.2 million and $11.2 million, respectively. These capital investments were directed principally toward drilling and completion projects in the Permian Basin and the Powder River Basin and the Company’s ongoing tertiary recovery projects in Aneth Field.

Liquidity and Capital Resources: Outstanding indebtedness at December 31, 2014, consisted of $400 million of senior notes, $235 million in credit facility debt and $150 million of the new second lien term loan. As of December 31, 2014, our Revolving Credit Facility had a borrowing base of $330 million. We expect that this borrowing base will be reduced, perhaps significantly, at the next borrowing base redetermination, which is expected to occur on or about March 31, 2015.

RESOLUTE ENERGY CORPORATION

Consolidated Statements of Operations

(in thousands, except per share data)

	Twelve Months Ended December 31,
	2014	2013	2012
Revenue:
Oil	$293,970	$321,047	$240,444
Gas	26,254	21,444	16,289
Natural gas liquids	9,147	7,288	1,535

Total revenue	329,371	349,779	258,268

Operating expenses:
Lease operating	112,683	103,276	79,922
Production and ad valorem taxes	37,216	40,402	35,716
Depletion, depreciation, amortization and asset retirement obligation accretion	132,154	116,344	78,414
Impairment of proved oil and gas properties	120,000	188,000	—
General and administrative	39,992	35,625	24,032

Total operating expenses	442,045	483,647	218,084

Income from operations	(112,674)	(133,868)	40,184

Other income (expense):
Interest expense, net	(31,489)	(29,302)	(15,523)
Commodity derivative instruments gain (loss)	118,141	(15,336)	5,176
Other income	32	21	20

Total other income (expense)	86,684	(44,617)	(10,327)

Income (loss) before income taxes	(25,990)	(178,485)	29,857
Income tax benefit (expense)	4,140	64,679	(11,881)

Net income (loss)	$(21,850)	$(113,806)	$17,976

Net income (loss) per common share:
Basic and diluted	$(0.30)	$(1.67)	$0.30
Weighted average common shares outstanding:
Basic	73,798	68,260	59,424
Diluted	73,798	68,260	59,452

Reconciliation of Net Income (Loss) to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation,

depletion, amortization and accretion expenses, stock-based compensation, mark-to-market commodity derivative gain (loss), gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties. Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	($ in thousands)
Net loss	$(17,148)	$(117,106)	$(21,850)	$(113,806)

Adjustments:
Interest expense, net	8,275	7,277	31,489	29,302
Income tax expense (benefit)	(3,720)	(66,637)	(4,140)	(64,679)
Depletion, depreciation, amortization and asset retirement obligation accretion	35,642	35,992	132,154	116,344
Impairment of proved oil and gas properties	120,000	188,000	120,000	188,000
Stock-based compensation	4,485	4,419	16,331	14,924
Mark-to-market derivative gain	(108,714)	(1,357)	(123,129)	(20,476)

Total adjustments	55,968	167,694	172,705	263,415

Adjusted EBITDA	$38,820	$50,588	$150,855	$149,609

Earnings Call Information

Resolute will host an investor call on March 5, 2015, at 4:30 PM ET. To participate in the call please dial (888) 349-0084 from the United States, or (855) 669-9657 from Canada or (412) 902-4284 from outside the U.S. and Canada. The conference call I.D. number is 10060740. Participants should dial in five to ten minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through March 8, 2015, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from outside the U.S. The conference call I.D. number is 10060740.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding our production and cost guidance for 2015; anticipated capital expenditures in 2015 and the sources of such funding; anticipated lease operating expenses (including any improvement thereof); our financial condition and management of the Company in the current commodity price environment; future financial and operating results; liquidity and availability of capital including projections of free cash flow; future production, reserve growth and decline rates; estimates of original oil in place, resource potential, production rates, decline rates and estimated ultimate recoveries of oil and gas (EUR); our intention to evaluate and pursue delevering and liquidity enhancing transactions, including joint ventures and non-core asset sales; our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, locations and productive intervals, the anticipated timing, cost and rate of return of such activities, and the EURs and resource potential of such projects; and the prospectivity of our properties and acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: currently depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility, our second lien facility and any additional indebtedness that we may incur; potential borrowing base reductions under our credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential delays in the upgrade of third-party electrical infrastructure serving Aneth Field and potential power supply limitations; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection and fracing operations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement. Finally, production rates, including 24 hour IP rates and 30 day rates, for both our wells and for those wells that are located near to our properties are limited data points in each well’s productive history. Also, different operators have different operating philosophies, particularly early in the life of a well. As a result, these metrics may not be comparable nor indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose. You are urged to consider closely the disclosure in Resolute’s Annual Report on Form 10- K filed on March 5, 2014, in particular the factors described under “Risk Factors.”

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico and the Powder River Basin in Wyoming. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

# # #

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com